SEPARATION AGREEMENT AND GENERAL RELEASE

Praxair, Inc. and Subsidiaries

EXHIBIT 10.01

This is a SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the “Agreement”), made and entered into by and between Praxair, Inc. (hereinafter referred to as “Praxair”) and Scott Telesz (hereinafter referred to as “Employee”).
WHEREAS, Praxair and Employee have mutually agreed to the terms and conditions of the termination of Employee’s employment relationship with Praxair; and
WHEREAS, Praxair wishes to assist Employee in his transition from Praxair employment and to provide the consideration described herein in lieu of any severance benefits under the Praxair, Inc. Severance Program (the “Severance Program”), the Severance Compensation Agreement between Praxair and Employee, dated as of April 27, 2010 and amended as of December 11, 2012 (the “Severance Agreement”), or any other plan, program, policy or agreement.
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, Praxair and Employee agree as follows:

1.
Definitions. As used in this Agreement, any reference to “Praxair” shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, representatives, attorneys, insurers, reinsurers, agents and assigns, as well as its parents, affiliates, divisions and subsidiaries, and any reference to Employee shall include, in their capacities as such, his heirs, administrators, representatives, attorneys, agents, and assigns.

2.
Termination of Employment Relationship. Employee and Praxair will end their employment relationship on May 1, 2018 (the “Termination Date”). Upon the Termination Date, Employee’s employment with Praxair will terminate and Employee shall no longer be authorized to represent, act as an agent for, transact business or incur any expenses, obligations and liabilities on behalf of Praxair; provided, however, that Praxair may determine at any time prior to the Termination Date to terminate the Employee’s employment provided Praxair pay the Employee through the original Termination Date. Except as otherwise provided herein, Employee will return all Praxair computers, phones, credit cards, keys and other property by no later than the Termination Date. Employee acknowledges (i) Employee has received all compensation due him as a result of services performed for Praxair through the date he signed this Agreement; (ii) Employee has reported to Praxair any and all work-related injuries incurred during employment; (iii) Praxair properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) Employee has provided Praxair with written notice of any and all concerns known to Employee regarding suspected ethical and compliance issues or violations on the part of Praxair or any released person or entity.

3.
Consideration. Subject to (i) Employee signing and not revoking the General Release attached hereto as Exhibit A (the “General Release”), and (ii) Employee’s on-going compliance with all of the terms and conditions set forth herein, as consideration for entering into this Agreement and the General Release, and in lieu of any and all severance benefits under the Severance Program, the Severance Agreement and any other plan, program, policy or agreement:

a.	Praxair shall pay Employee within the timeframe require under applicable law, his full base salary and vacation pay accrued through the Termination Date.

b.
Praxair shall pay Employee, not later than 30 days following the Termination Date, a lump sum payment of $179,071.71, representing, and in lieu of, the target variable compensation award that he would have been eligible to receive for the portion of 2018 prior to the Termination Date.

c.
To provide benefits to Employee which are equivalent to the benefits that he would have received under the “Account-Based” design component of the Praxair defined benefit pension program for one year following the Termination Date, Praxair shall pay Employee $47,027.00, representing four percent of his annual pension program eligible compensation as in effect immediately prior to the Termination Date. Such amount shall be paid to Employee no later than the 30th day following the Termination Date.

d.
To provide benefits to Employee which are equivalent to the Praxair matching contributions that he would have received under the Praxair Retirement Savings Plan and the notional company contributions that he would have received under the Praxair Compensation Deferral Program for one year following the Termination Date, Praxair shall pay Employee $31,775.00, representing five percent of his annual eligible base salary as in effect immediately prior to the Termination Date. Such amount shall be paid to Employee no later than the 30th day following the Termination Date.

e.
Following the Termination Date, Praxair shall pay Employee a severance allowance of $1,288,175.00, payable in a lump sum within thirty (30) days following the later of the Termination Date or the Effective Date (as defined in Section 8 below).

f.
For purposes of all outstanding long-term incentive awards previously granted to Employee under Praxair, Inc.’s long term incentive plans, Employee’s separation from employment on the Termination Date shall be treated as a termination by action of Praxair other than for cause, with the resulting treatment determined in accordance with the applicable terms of each such plan and award. Notwithstanding the foregoing, Praxair hereby amends Section 2.c. of the Restricted Stock Unit Award agreement, dated as of July 24, 2012 and attached hereto as Exhibit B (the “2012 RSU Award Agreement”), to provide for the accelerated vesting of a total of 10,000 restricted stock units upon the date of the Employee’s termination hereunder. Except as explicitly amended by this Agreement, the terms and provisions of the 2012 RSU Award Agreement shall remain unchanged.

g.
Praxair shall make available to Employee at no cost, financial planning services through the Ayco Company (or such other provider as may be selected by Praxair to provide financial planning services to its executives) for a period of one year following the Termination Date.

h.
Upon the Termination Date, Praxair shall transfer to Employee ownership of the cell phone, iPad and laptop computer provided to him in connection with his employment. As a condition to such transfer, Employee shall, prior to the Termination Date, provide Praxair physical access to such devices to permanently erase all Praxair confidential and other information and intellectual property.

i.
Except as otherwise provided herein, following the Termination Date, Employee’s entitlements under Praxair’s benefit plans, programs, policies or arrangements shall be governed by the terms of each such plan, program, policy or arrangement.

j.	Praxair shall provide Employee with its standard outplacement services for an employee of his salary level through Right Associates at no cost to Employee.

4.	Taxes.

a.
All benefits and payments hereunder will be subject to applicable federal, state and local tax withholdings as determined by Praxair in its sole discretion, and will be reflected on Forms W-2 issued to Employee in the normal course.

b.
Employee acknowledges and agrees that Praxair has not made any representation to him or anyone representing him regarding the tax consequences of payments and benefits to be provided pursuant to this Agreement. Employee further agrees that the tax consequences of this Agreement shall have no effect whatsoever on the enforceability of this Agreement. In addition, Employee understands and agrees that Praxair would be obligated to respond truthfully to any inquiry or request for further information by the Internal Revenue Service (“IRS”) or any state taxing authority or to any lawfully issued subpoena concerning the payments to be provided under this Agreement. Employee further understands and agrees that the determination of the tax treatment, if any, of the payments and benefits provided pursuant to this Agreement will be exclusively within the province of the IRS, and any appropriate taxing or judicial authority, pursuant to law. Employee further agrees that he will have no action or claim whatsoever against Praxair relating to the tax treatment of the payments and benefits under this Agreement or information or documents provided to the IRS or any appropriate taxing authority.

5.	Other Agreements.

a.
Employee expressly acknowledges and reaffirms his continuing obligations (including but not limited to those regarding confidential or proprietary information, trade secrets, and other intellectual property of Praxair) under the Nondisclosure, Nonsolicitation and Noncompetition Agreement, dated as of April 27, 2010 and attached hereto as Exhibit C (the “Restrictive Covenant Agreement”), as amended by Section 5(b) of this Agreement, and under any other agreement he has signed, and under any applicable law.

b.
Section 4.1 of the Restrictive Covenant Agreement is hereby amended by the addition of the following after the last sentence of such Section: “However, nothing in this provision shall prohibit Employee from communicating with, evaluating, hiring or assisting in the hiring of any Praxair employee who, without prior direct or indirect contact by or on behalf of Employee, has responded to a general public solicitation of employment including but not limited to any such general solicitation via the internet, newspaper advertisements and the like.”

c.
Section 4.3 of the Restrictive Covenant Agreement is hereby amended to reduce the duration of the Restriction on Unfair Competition to a period of one year following the Termination Date. Except as explicitly amended by this Agreement, the terms and provisions of the Restrictive Covenant Agreement shall remain unchanged.

6.
Nondisparagement. Employee will not make any statements that are professionally or personally disparaging about, or adverse to, Praxair, including, but not limited to, any statements that disparage Praxair or any product, service, finances, financial condition, capability of Praxair or any other aspect of the business of Praxair. In addition, Employee will not engage in any conduct that is intended to harm, professionally or personally, Praxair’s reputation. Likewise, Praxair will not make any statements that are professionally or personally disparaging about, or adverse to, Employee. In addition, Praxair will not engage in any conduct that is intended to harm, professionally or personally, Employee’s reputation.

7.
Cooperation. Employee agrees to cooperate reasonably with Praxair following the Termination Date regarding any pending or subsequently filed litigation, claims or other disputes involving Praxair that relate to matters within the knowledge or responsibility of Employee. Without limiting the foregoing, Employee agrees (i) to meet with Praxair’s representatives, counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Praxair with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Praxair will reimburse Employee for reasonable expenses, including attorney’s fees to the extent permitted under Praxair’s By-Laws, in connection with the cooperation described in this Section.

8.
Advice of Counsel, Consideration and Revocation Periods, Other Information. Praxair advises Employee to consult with an attorney prior to signing this Agreement. Employee has twenty-one (21) days to consider whether to sign this Agreement, including the General Release, from the date Employee receives this Agreement and any attached information (the “Consideration Period”). Employee must return this signed Agreement, including the signed General Release, to

Praxair’s representative set forth below within the Consideration Period. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven (7) days from the date of the signing of this Agreement and the General Release to revoke this Agreement and the General Release by delivering a written notice of revocation to the person indicated in the General Release. This Agreement will become effective on the eighth day after Employee signs this Agreement and the General Release, subject to Employee not revoking this Agreement or the General Release (the “Effective Date”). Employee agrees with Praxair that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

9.
Full Satisfaction. The parties understand, agree, and intend that, (i) upon execution of this Agreement and the General Release, Employee will have received full and complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may have or has had against Praxair arising from events, acts or omissions that occurred at any time up to and including the date of the execution of this Agreement and the General Release.

10.
Employee Breach. In addition to any other remedies available to Praxair for breach of any provision or obligation under this Agreement, should Employee or any person or entity acting in concert with Employee ever materially breach any provision or obligation under this Agreement, including Section 5, Employee explicitly agrees that: (a) in the event that the act or acts constituting such breach occur prior to the date(s) by which Praxair must pay the consideration described in Sections 3.b., c., d., and/or e., Praxair shall have no obligation to make the respective payment(s); (b) in the event that the act or acts constituting such breach occur on or prior to May 1, 2019, Employee will be required to immediately pay to Praxair liquidated damages in the amount of $500,000; and (c) in the event that the act or acts constituting such breach occur after May 1, 2019 but prior to May 1, 2020, Employee will be required to immediately pay to Praxair liquidated damages in the amount of $250,000. Although Employee is releasing claims under the Age Discrimination in Employment Act (ADEA), the cessation or forfeiture of benefits provisions in this Section do not apply to any challenge he may make to the knowing and voluntary nature of this Agreement under the ADEA and Older Workers’ Benefit Protection Act. Nothing in this Agreement shall affect the remedies available to Praxair under Section 7 of the Restrictive Covenant Agreement.

11.
No Interference with Rights. Nothing in this Agreement (including but not limited to Section 5 (Other Agreements), Section 6 (Nondisparagement), and Exhibit A (General Release)) (i) limits or affects Employee’s right to enforce or challenge the validity of this Agreement or (ii) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving rights to individual relief (including any money damages, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except where such a waiver of individual relief is prohibited. Notwithstanding Employee’s confidentiality and non-disclosure obligations under this Agreement or otherwise, as provided in the Federal Defend Trade Secret Act, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.
Construction. This Agreement shall be construed according to its plain language, and not strictly for or against any party hereto. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the parties.

13.
Entire Agreement. This Agreement and the attached exhibits contain and constitute the entire understanding and agreement between the parties and supersede and cancel all previous negotiations, representations, agreements, commitments, and writings in connection herewith, except as expressly contemplated by this Agreement.

14.
No Oral Representations. Employee represents and acknowledges that, in executing this Agreement, he does not rely on and has not relied on any representation or statement made by Praxair or any of Praxair’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

15.
Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the remaining provisions shall nevertheless be binding upon the parties and remain in full force and effect.

16.
No Oral Modifications. This Agreement may not be modified in any way except by a signed writing specifically referring to this Agreement and executed by a duly authorized representative of Praxair (excluding Employee).

17.
No Admission of Liability. This Agreement shall not be construed as an admission by Praxair of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination. The Employee will make no inconsistent statement with respect to liability or acts of wrongdoing or unlawful discrimination to anyone for any purpose.

18.
Governing Law and Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Connecticut, and any action related to this Agreement must be brought in a court of competent jurisdiction in the state or federal courts of Connecticut. Employee hereby irrevocably consents to personal jurisdiction and venue in said courts.

19.	Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one in the same Agreement.
IN WITNESS WHEREOF, all parties have set their hands to this Agreement as of the dates written below.

Date:                        Signature:

4/6/18________________         /s/ Scott Telesz___________________
Scott Telesz

STATE OF Connecticut     )
) ss.                  April 6____________, 2018
COUNTY OF Fairfield        )

Before me personally appeared Scott Telesz, signer and sealer of the foregoing instrument, and he acknowledged the same to be his free act and deed, for the purposes contained therein.

_______________________________
Notary Public

Praxair, Inc.

Date:

4/6/18_________________        By:     /s/ David Strauss__________________
    David Strauss
Vice President, Chief Human Resources Officer,
Praxair, Inc.

Exhibit A

GENERAL RELEASE

1.
In consideration of the promises and benefits set forth in the attached Agreement, I, Scott Telesz, for myself and on behalf of my heirs, assigns, successors, executors and administrators, hereby fully and irrevocably release and discharge Praxair, its predecessors, successors, parents, affiliates, divisions and subsidiaries and, in their capacities as such, all of their present past, and future directors, officers, employees, representatives, attorneys, insurers, reinsurers, agents and assigns, from any and all manner of suits, actions, allegations, charges, claims, complaints, causes of action, grievances, liabilities, demands, entitlements, obligations, promises, damages, agreements, rights, debts and expenses (including attorneys’ fees and costs), of every kind (collectively, “Claims”), either at law or in equity, whether known, unknown or unforeseen, vested or contingent by reason of any matter, cause or thing occurring at any time before and including the date of this release, including all claims arising under or in connection with my employment or separation from employment with Praxair. This includes any Claims under any federal, state, local or municipal law, regulation or decision, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967 (ADEA), the Older Worker Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Worker Adjustment and Retraining Notification Act or similar state or local law, or any other federal, state, or local law, statute, regulation, ordinance, or legal decision. It is expressly agreed and understood that this release is a GENERAL RELEASE and that I hereby waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in my favor as of the effective date of this release, except that I am not waiving any Claims related to the attached Agreement, any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Praxair plans that have vested according to the terms of those plans, or any Claims that the controlling law clearly states may not be released by private agreement. This General Release shall not waive Claims that may arise for actions or omissions after the date of its execution, including claims arising from breach of the attached Agreement, nor shall it apply to: (a) any rights of indemnification, contribution, or to be held harmless, or to the coverage afforded by any policies of directors’ and officers’ liability insurance, which rights exist as of the date of the attached Agreement; or (b) any claim for unemployment benefits in connection with the termination of my employment with Praxair pursuant to the attached Agreement.

2.	I acknowledge that:

(a)	I have read this document, and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this release.

(b)	The consideration for this release is in addition to anything of value to which I already am entitled.

(c)
I have been advised, and am being advised by this General Release, to consult with an attorney before executing this release, and I have had the opportunity to seek and have consulted with legal counsel prior to signing this release.

(d)
I have been given at least 21 days to consider the terms of this release before signing it. In the event that I sign this release before the expiration of the 21-day period, I acknowledge that I have freely chosen to waive the 21-day period.

3.	I understand that if I sign this release, I can change my mind and revoke it within seven days after signing it by sending a written revocation notice by both overnight and certified mail to:
Guillermo Bichara
Vice President, General Counsel & Corporate Secretary
Praxair, Inc.
10 Riverview Drive
Danbury, CT 06810

I have read and understand the General Release set forth above and agree to be bound by its terms.

Signature: /s/ Scott Telesz______________________
Scott Telesz

Date: 4/6/18_________________________________

STATE OF Connecticut        )
) ss.                      April 6____________, 2018
COUNTY OF Fairfield        )

Before me personally appeared Scott Telesz, signer and sealer of the foregoing instrument, and he acknowledged the same to be his free act and deed, for the purposes contained therein.

__________________________________
Notary Public

Exhibit B

RESTRICTED STOCK UNIT AWARD
UNDER THE
2009 PRAXAIR, INC.
LONG TERM INCENTIVE PLAN

Effective as of July 24, 2012 (the “Grant Date”), Scott Telesz (the “Participant”) is hereby granted the following Restricted Stock Unit (“RSU”) Award under the 2009 Praxair, Inc. Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. The Plan shall control in the event of any conflict between the terms and conditions of the Plan and those set forth in this Award.

This Award has been conveyed and will be managed online, and the Participant’s online acceptance and acknowledgement of this Award constitutes his or her acceptance of all of the terms and conditions of the Plan and this Award. A copy of the Plan has been made available to the Participant, and the Participant hereby acknowledges that he or she has read and understands the Plan and this Award.

Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Praxair, Inc. (the “Company”) and its Subsidiaries are collectively referred to herein as “Praxair”.

1.
Award of Restricted Stock Units. The Participant is hereby granted an award of 20,000 notional RSUs (the “Award”). Each RSU represents a bookkeeping entry which is intended to be equal in value to a single Share.

2.	Vesting of Award; Treatment upon Termination of Service or Change in Control.

a.
Vesting Generally. Except as otherwise provided in either the Plan or this Section 2., this Award shall vest as to 10,000 RSUs on each of August 31, 2022 and August 31, 2027, if, and only if, the Participant has remained continuously employed by Praxair at all times from the Grant Date through the respective August 31 vesting date.

b.
Death, Disability. Notwithstanding Section 2.a., in the event the Participant’s employment by Praxair terminates by reason of his death, or the Participant becomes Totally and Permanently Disabled (as defined below) while employed by Praxair, in either case, after the Grant Date and prior to August 31, 2027, 10,000 RSUs shall become immediately vested, and any unvested portion of the Award thereafter remaining shall be immediately forfeited. For purposes of this Award, the Participant shall be “Totally and Permanently Disabled” if he is determined by Praxair to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

c.
Termination by Action of Praxair Other than for Cause. Notwithstanding Section 2.a., in the event the Participant’s employment is terminated by action of Praxair other than for cause after the Grant Date and prior to August 31, 2027, 5,000 RSUs shall become vested immediately following the effective date of such termination of employment, and any unvested portion of the Award thereafter remaining shall be immediately forfeited. For purposes of this Award the Participant’s termination by action of Praxair for cause, shall include, but not be limited to, the Participant’s termination by action of Praxair for violation of Praxair’s Standards of Business Integrity or poor performance.

d.	Change in Control. Notwithstanding Section 2.a., the provisions of Article 16 of the Plan shall apply in the event of a Change in Control occurring prior to August 31, 2027.

e.
Forfeiture of Award. Except as otherwise provided under Article 16 of the Plan in connection with a Change in Control, in the event the Participant’s employment with Praxair terminates for any reason other than those specifically set forth in Sections 2.b., or 2.c. prior to August 31, 2027, any unvested portion of this Award shall be immediately forfeited. In the event any portion of this Award is forfeited for any reason, no payment shall be made in settlement of such portion.

3.
Payment of Vested Award. As soon as practicable following the date any portion of this Award becomes vested, such portion shall be settled by payment to the Participant of a number of Shares equal to the number of RSUs then first becoming vested or, in connection with a Change in Control, such other form of payment having an equivalent value as may be authorized by the Committee in its sole discretion. In no event shall any payment in settlement of any portion of this Award be made later than December 31 of the year in which such portion first becomes vested.

4.	Other Terms and Conditions. It is understood and agreed that the Award of RSUs evidenced hereby is subject to the following terms and conditions:

a.
Rights of Participant. Except as provided in Section 4.d., the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of Shares in satisfaction of any portion of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to such portion of the Award, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

b.
No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by Praxair nor shall this Award interfere with the right of Praxair to terminate the Participant’s employment.

c.
No Right to Future Awards. The selection of recipients of RSUs and other Awards under the Plan is determined on the basis of several factors, including job responsibilities and anticipated future job performance. The Participant’s selection to receive this Award shall in no way entitle him to receive, or otherwise obligate Praxair to provide the Participant, any future RSUs or other awards under the Plan or otherwise.

d.	Transferability. This Award is not transferable other than:

(i)
in the event of the Participant’s death, in which case this Award shall be transferred pursuant to the beneficiary designation then on file with the Company, or, in the absence of such a beneficiary designation, to the Participant’s executor, administrator, or legal representative, or

(ii)	pursuant to a domestic relations order.
Any transfer of this Award, in whole or in part, is subject to acceptance by the Company in its sole discretion and shall be affected according to such procedures as the Company’s Vice President, Human Resources may establish. The provisions of this Award, relating to the Participant, shall apply to this Award notwithstanding any transfer to a third party.

e.
Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event any actions by the Participant are determined by the Committee to (i) constitute a conflict of interest with Praxair, (ii) be prejudicial to Praxair’s interests, or (iii) violate any non-compete agreement or obligation of the Participant to Praxair, any confidentiality agreement or obligation of the Participant to Praxair, Praxair’s applicable policies, or the Participant’s terms and conditions of employment.

5.
Tax Withholding. Upon the date of payment of the Award, Praxair will deduct from the number of Shares otherwise due the Participant, Shares having a Market Price sufficient to discharge all applicable federal, state, city, local or foreign taxes of any kind required to be withheld with respect to such payment. In the alternative, Praxair shall have the right to require the Participant to pay cash to satisfy any applicable withholding taxes as a condition to the payment of the Award.

6.
References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.

7.	Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Praxair, Inc.

By: /s/ Sally Savoia
Sally A. Savoia
Vice President, Human Resources

EXHIBIT C

NONDISCLOSURE, NONSOLICITATION AND NONCOMPETITION AGREEMENT

THIS NONDISCLOSURE, NONSOLICITATION AND NONCOMPETITION AGREEMENT (“Agreement”), dated as of April 27, 2010, is between Scott Telesz (“Employee”) and Praxair, Inc. (Praxair, Inc. and its Affiliates are collectively referred to herein as “Praxair”). Employee and Praxair are collectively referred to herein as the “Parties”.

SECTION 1. Reason for Agreement. The industrial gases and other businesses in which Praxair participates are intensely competitive. All of the major companies that compete in these businesses are continually searching for competitive advantage that will give them a benefit over their competitors in the marketplace. Praxair develops its employees by providing them with training, education, access to Praxair’s intellectual property, systems, strategies and other confidential information in order to make them as competitive and effective as possible in performing their jobs for the benefit of Praxair’s shareholders and other constituencies with an interest in Praxair’s success: its employees, customers, suppliers and the communities in which Praxair does business. The loss of an employee represents the loss of a significant investment and competitive asset to Praxair, and if the employee is lost to a competitor, that investment could be used against Praxair in the competitive marketplace. The purpose of this Agreement is to protect Praxair’s investment in its employees, its strategic Confidential Information (as defined herein) and customers, and to prevent that investment from being used against Praxair for a reasonable period of time.
SECTION 2. Consideration. Employee acknowledges that Praxair has offered Employee both the benefits and protection under a CIC Agreement (as defined herein), as well as continued eligibility to participate in the Variable Compensation Plan (as defined herein), as consideration for Employee’s agreement to all the terms of this Agreement. Employee understands and agrees that this consideration has material value and benefit, above and beyond any continuation of Praxair employment, and that Employee would not be entitled to such consideration unless he or she signs and agrees to be bound by this Agreement. Praxair agrees to provide Employee this consideration only in exchange for his or her compliance with all the terms of this Agreement.
SECTION 3. Confidentiality and Business Interests. Employee agrees to:

•
keep secret and confidential and neither use nor disclose, by any means, either during or subsequent to his or her employment, any Confidential Information except as provided below or required in his or her employment with, or authorized in writing by, Praxair;

•	assign to Praxair or its designee (and Employee hereby does assign), all right, title and interest in and to all Subject Developments;

•
promptly disclose to Praxair all Subject Developments, in writing and in reasonable detail, and to assist in the preparation of and to execute all appropriate papers or documents and otherwise provide proper assistance to enable Praxair to secure, maintain, enforce and defend its patents, copyrights and any other legal protection available for such Subject Developments in any and all countries;

•	not disclose to Praxair nor to utilize in Employee’s work for Praxair any confidential information or trade secrets of others known to Employee (including prior employers);

•
keep confidential and not disclose or use, either during or subsequent to Employee’s employment, any confidential information or trade secrets of others which Employee receives during the course of his or her employment with Praxair for so long as and to the same extent as Praxair is obligated to retain such information or trade secrets in confidence; and

•
deliver to Praxair promptly upon the end of Employee’s employment all written and other materials which constitute or contain Confidential Information or Subject Developments or which are the property of Praxair, and to not remove or take any such written and other materials.

These obligations will not apply to Confidential Information to the extent that it: (a) is or becomes publicly known by means other than Employee’s failure to live up to his or her obligations under this Agreement; (b) was known to Employee prior to disclosure to Employee by or on behalf of Praxair and Employee can prove it; or (c) is received by Employee in good faith from a third party (not an Affiliate) which has no obligation of confidentiality to Praxair with respect thereto. Notwithstanding anything contained herein to the contrary, Confidential Information will not lose its protected status under this Agreement if it becomes generally known to the public or to other persons through improper means. Praxair’s confidential exchange of Confidential Information with a third party for business purposes will not remove it from protection under this Agreement.

If disclosure of Confidential Information or Subject Developments is compelled by law, Employee shall give Praxair as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with Praxair to protect such information, including taking every reasonable step necessary to protect against unnecessary disclosure.

Employee acknowledges that he or she has been notified by Praxair that the provisions of this Section 3 do not apply to any invention with respect to which no equipment, supplies, facility, or Confidential Information of Praxair was used and which was developed entirely on Employee’s own time, unless the invention: (a) relates to Praxair’s business or actual or demonstrably anticipated research or development; or (b) results from any work performed by Employee for Praxair. Employee also understands and acknowledges that the copyrights in all copyrightable works prepared by Employee, alone or with others, in the course of his or her employment are owned solely by Employee’s employer.

The provisions of this Section 3 shall continue in effect for the duration of Employee’s employment with Praxair at any and all locations, either in the United States or a foreign country and its obligations shall survive the termination of Employee’s employment for any reason.

SECTION 4. Protective Covenants. Employee agrees that the following covenants are (a) ancillary to the other enforceable agreements contained in this Agreement, and (b) reasonable and necessary to protect legitimate Praxair business interests.
4.1    Restriction on Interfering with Employee Relationships. Employee agrees that for a period of two (2) years following the end of his or her employment with Praxair, Employee will not interfere with Praxair’s business relationship with a Praxair employee, by soliciting or communicating with such an employee to induce or encourage him or her to leave Praxair’s employ (regardless of who first initiates the communication), by helping another person or entity evaluate a Praxair employee as an employment candidate, or by otherwise helping any person or entity hire an employee away from Praxair; unless a duly authorized Praxair officer gives Employee written authorization to do so.

4.2    Restriction on Interfering with Customer Relationships. Employee agree

s that for a period of two (2) years following the end of his or her employment with Praxair, Employee will not interfere with Praxair’s business relationships with a Covered Customer, by soliciting or communicating (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to: (a) stop or reduce doing business with Praxair, or (b) to buy a Conflicting Product or Service; unless a duly authorized Praxair officer gives Employee written authorization to do so. The Parties agree this restriction is inherently reasonable.

4.3    Restriction on Unfair Competition. Employee agrees that for a period of two (2) years following the end of his or her employment with Praxair, Employee will not participate in, supervise, or manage (as an employee, consultant, contractor, officer, owner, director, or otherwise) Competing Activities in the Restricted Area.

4.4    Survival of Restrictions. (a) Before accepting new employment, Employee will advise every future employer of the restrictions in this Agreement. Employee agrees that Praxair may advise a future employer or prospective employer of this Agreement and its position on the potential application of this Agreement. (b) The Agreement’s post-employment obligations will survive the termination of Employee’s employment with Praxair, regardless of the cause of the termination. If Employee violates one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Employee violates it, up to a maximum extension equal to the length of time prescribed for the restriction, so as to give Praxair the full benefit of the bargained-for length of forbearance. (c) It is the intention of the Parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable, because of duration of such provision, the geographic scope or the subject matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. (d) If Employee becomes employed with an Affiliate without signing a new agreement, the Affiliate will step into Praxair’s position under this Agreement, and will be entitled to the same protections and enforcement rights as Praxair.

4.5    State Specific Modifications. While employee is a resident of Connecticut, the restrictions on use or disclosure of Confidential Information in Section 3 will only apply for three (3) years after the end of Employee’s employment, where information that does not qualify as a trade secret is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret.

SECTION 5. Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned to them below:
5.1“Affiliate” means: (a) any corporation 10% or more of the voting stock of which is owned or controlled by Praxair, Inc., or (b) any corporation owning or controlling 50% or more of the voting stock of Praxair, Inc.; or (c) any corporation 25% or more of the voting stock of which is owned or controlled by a corporation owning or controlling 50% or more of the voting stock of Praxair, Inc.; or (d) any unincorporated entity, including a partnership, in which Praxair, Inc. has a 25% or more ownership interest, or which has a 50% or more ownership interest in Praxair, Inc., or in which an entity having a 50% or more ownership interest in Praxair, Inc. has a 25% or more ownership interest.

5.2“CIC Agreement” means the Severance Compensation Agreement, the form of which is attached hereto, that will provide Employee with severance and other valuable benefits in the event his or her Praxair employment terminates for certain reasons within two (2) years after a change in control of

Praxair (as defined in the CIC Agreement).

5.3“Competing Activities” are any activities or services undertaken on behalf of a competitor (which is understood to mean any person or entity engaged in the business of providing a Conflicting Product or Service in the Restricted Area) that are the same or similar in function or purpose to those Employee performed for Praxair in the two (2) year period preceding the end of Employee’s employment with Praxair, or that are otherwise likely to result in the use or disclosure of Confidential Information. Competing Activities are understood to exclude: activities on behalf of an independently operated subsidiary, division, or unit of a diversified corporation or similar business that has common ownership with a competitor so long as the independently operated business unit does not involve a Conflicting Product or Service; and, a passive and non-controlling ownership interest in a competitor through ownership of less than 2% of the stock in a publicly traded company.

5.4“Confidential Information” includes but is not limited to: (a) any technical or business information, know-how or trade secrets, patentable or not, in any form, including but not limited to data; diagrams; business, marketing or sales plans; notes; drawings; models; prototypes; specifications; manuals; memoranda; reports; customer or vendor information; pricing or cost information; and computer programs, which are furnished to Employee by Praxair or which Employees procures or prepares, alone or with others, in the course of his or her employment; and (b) Subject Developments.

5.5“Conflicting Product or Service” is a product and/or service that is the same or similar in function or purpose to a Praxair product and/or service, such that it would replace or compete with: (a) a product and/or service Praxair provides to its customers; or (b) a product or service that is under development or planning by Praxair but not yet provided to customers and regarding which Employee was provided Confidential Information in the course of employment. Conflicting Products or Services do not include a product or service of Praxair if Praxair is no longer in the business of providing such product or service to its customers at the relevant time of enforcement.

5.6    “Covered Customer” is a Praxair customer (person or entity) Employee had business-related contact or dealings with, or received Confidential Information about, in the two (2) year period preceding the end of Employee’s employment with Praxair. References to the end of Employee’s employment in this Agreement refer to the end, whether by resignation or termination, and without regard for the reason employment ended.
5.7    “Restricted Area” is the United States and the additional areas within Asia, Europe, North America, Central America and South America where Praxair marketed (either individually, through subsidiaries, and/or through strategic alliances or partner companies) its products and services at any time during the twelve months preceding the termination of Employee’s employment with Praxair. The Parties agree that, at the time of execution of this Agreement, the Restricted Area includes, but is not necessarily limited to: China, Austria, India, Japan, Korea, Malaysia, Singapore, Taiwan, Thailand, Canada, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Denmark, France, Germany, Hungary, Italy, Netherlands, Norway, Portugal, Romania, Russia, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Ukraine, United Kingdom, Argentina, Costa Rica, Mexico, Puerto Rico, United States, Bolivia, Brazil, Chile, Columbia, Paraguay, Peru, Uruguay, and Venezuela.
5.8    “Subject Developments” means all inventions, discoveries, improvements, developments, technical information, and know-how, (patentable or not), made, developed, invented, discovered or conceived by Employee, alone or with others, in the course or as a result of such employment or tasks assigned Employee by Praxair.

5.9    “Variable Compensation Plan” means the 2002 Praxair, Inc. Variable Compensation Plan, as may be amended from time to time, or any successor variable compensation plan adopted by Praxair.
SECTION 6. Notices. While employed by Praxair, and for two (2) years thereafter, Employee will: (a) give Praxair written notice at least thirty (30) days prior to going to work for a competitor; (b) provide Praxair with sufficient information about his or her new position to enable Praxair to determine if Employee’s services in the new position would likely lead to a violation of this Agreement; and (c) within thirty days of Praxair’s request, participate in a mediation or in-person conference to discuss and/or resolve any issues raised by Employee’s new position. Employee will be responsible for all consequential damages caused by failure to give Praxair notice as provided in this Section.
SECTION 7. Remedies. If Employee breaches or threatens to breach this Agreement, Praxair may recover: (a) an order of specific performance or declaratory relief; (b) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (c) damages; (d) attorney's fees and costs incurred in obtaining relief; and (e) any other legal or equitable relief or remedy allowed by law. One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if an injunction is sought by Praxair to enforce the restrictions in this Agreement on Employee. Employee also agrees that if s/he challenges the enforceability of the Protective Covenants in Section 4 of this Agreement, and any such provisions are found to be unenforceable, then:  (x) Employee will owe Praxair an amount equal to the sum of any and all such payments, including the value of any benefits provided in kind, that Employee has received under the CIC Agreement and Employee will waive his/her right to any further benefits thereunder; and (y) Employee will owe Praxair an amount equal to the sum of any and all payments that Employee has received under the Variable Compensation Plan during the two (2) year period immediately preceding the end of Employee’s employment with Praxair.

SECTION 8. Severability, Waiver, Modification, Assignment, Governing Law. (a) It is the intention of the Parties that if any provision of the Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, all other provisions will remain in full force and effect, as if the void, illegal, or unenforceable provision is not part of the Agreement. (b) If either Party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that Party’s right to pursue a claim for a subsequent breach. (c) Except where otherwise expressly indicated, the Agreement contains the Parties’ entire agreement concerning the matters covered in it; provided that if a post-employment restrictive covenant in this Agreement is found unenforceable (despite, and after application of, any applicable right to reformation that could add or renew enforceability), then any prior agreement between the Parties that would provide for a restriction on the same or substantially similar post-employment conduct of Employee shall not be considered superseded and shall remain in effect. The Agreement may not be waived, modified, altered or amended except by written agreement of all Parties or by court order. (d) The Agreement will inure to the benefit of Praxair’s successors in interest, Affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same, without need of any further authorization or agreement from Employee. (e) The laws of the State of Connecticut will govern the Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties, regardless of any conflicts of law principles of the state. The exclusive venue for any legal action arising from this Agreement will be the state or federal courts of Connecticut. Employee stipulates and consents to the state or federal courts of Connecticut’s personal jurisdiction over him or her, and waives his or her right to objection to a Connecticut court’s jurisdiction.
SECTION 9. Jury Trial Waiver. The Parties hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.
SECTION 10. Effect on Prior Agreements. Except as otherwise provided herein, this Agreement shall supersede the Non Compete and Non Solicitation Agreement between Praxair and the Employee dated as of February 24, 1999 that Employee previously entered into as a condition of employment with, or promotion by, Praxair. Employee acknowledges that the obligations undertaken in this Agreement are separate from his or her obligations to Praxair in other agreements Employee has with Praxair, including but not limited to any Confidentiality or Memorandum of Employment Agreement, and that the enforceability of this Agreement has no bearing on any other agreements.
Nothing in this Agreement will be construed to create a contract of employment for a definite period of time or to prohibit either Party from having the freedom to end the employment relationship at-will, with or without cause.

AGREED to and effective as of April 27, 2010.

EMPLOYEE: /s/ Scott Telesz______________________ (signature)	PRAXAIR, INC. By: /s/Stephen F. Angel__________________ Stephen F. Angel
Printed Name: Scott Telesz .	Its: Chairman and Chief Executive Officer